GILAT SATELLITE NETWORKS LTD.

                       Solicitation of Voting Instructions
          for Accepting or Rejecting a Plan of Arrangement Pursuant to
                 Section 350 of the Israeli Companies Law - 1999

                               with respect to its

                  4.25% CONVERTIBLE SUBORDINATED NOTES DUE 2005
                         (CUSIPS 375255AE6 & 375255AC0)

   The Voting Deadline is 11:59 P.M., New York City Time, on February 3, 2003.

TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES:

      We are writing to you in connection with the solicitation of voting instructions for accepting or rejecting a Plan of Arrangement pursuant to
Section 350 of the Israeli Companies Law - 1999 (the "Plan") from holders of our 4.25% Convertible Subordinated Notes Due 2005 (CUSIP No. 375255AE6 & CUSIP No. 375255AC0) (the "Notes") upon the terms and subject to the conditions set forth in the Proxy Solicitation dated January 6, 2003 enclosed herewith. We have appointed Georgeson Shareholder Communications, Inc. as our Information Agent and all completed forms of "Master Voting Instructions and Appointment of Proxy" should be returned to its attention at the address set forth in the instructions for completing the Master Voting Instructions and Appointment of Proxy.

      Enclosed herewith are copies of the following documents:

      1. The Proxy Solicitation, which contains information about the meeting of the holders of the Notes convened for the purpose of voting on the Plan;

      2. A form to be completed by your clients, the beneficial holders for whose account you hold book-entry interests in respect of the Notes (the "Beneficial Holders"), for communicating voting instructions to you for accepting or rejecting the Plan (the "Voting Instructions");

      3. A form entitled "Master Voting Instructions and Appointment of Proxy" with instructions to be used by you for the tabulation of votes of the Beneficial Holders (the "Master Voting Instructions and Appointment of Proxy");

      4.    A form of letter which may be sent by you to the Beneficial Holders;
            and

      5.    A return envelope addressed to the Information Agent.

      Please read these documents and in particular the Proxy Solicitation carefully to find out about the background of this vote and its consequences for your clients.

      Please note that the voting deadline is 11:59 p.m., New York City time, on February 3, 2003. To have the vote of your clients count, you must complete, sign and return the Master Voting Instructions and Appointment of Proxy as instructed on the form so that it is received by Georgeson Shareholder Communications, Inc. before the voting deadline. The record date for this solicitation is January 2, 2003. We urge you to contact your clients as promptly as possible.
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      We will not pay any fees or commissions to any broker or dealer or other person for soliciting ballots pursuant to the ballot solicitation. You will be reimbursed for customary mailing and handling expenses by you in forwarding the enclosed materials to your clients.

      Additional copies of the enclosed materials may be obtained from the Information Agent at its address and telephone number set forth in the enclosed instructions for completing the Master Voting Instructions and Appointment of Proxy.

      Please read the enclosed instructions for collecting Ballots from your clients and completing the Master Voting Instructions and Appointment of Proxy carefully.

                        Very truly yours,


                        GILAT SATELLITE NETWORKS LTD.

      Nothing contained herein or in the enclosed document shall be deemed to make you or any other person an agent of Gilat Satellite Networks Ltd. or the Information Agent or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the solicitation not contained in the Proxy Solicitation or any of the other documents enclosed herewith.